Exhibit 99.1

May 2017

Dear Allegiant Shareholder:

Allegiant’s net income in 2016 was $219.5 million, an increase of more than 25 times our net income in 2006 when we went public. Over the past 57 quarters of consecutive profitability, including the first quarter 2017, our cumulative net income is in excess of $1.0 billion. These unprecedented results were built on our core fundamentals - cost discipline, flexibility, simplicity and safety. Additionally, 2016 will be remembered as a foundational year, setting the stage for an even stronger company in 2019, when we will have completed our transition to a single fleet type - Airbus. We will accomplish this fleet transition by sourcing enough new and used Airbus aircraft to replace our MD80 aircraft fleet. Having an all Airbus fleet will greatly simplify our operations, including improved pilot productivity, better reliability, improved fuel efficiency and an overall up gauge per aircraft. On the revenue front, we have taken steps to improve our non-airplane sources of revenue with the launch of our co-branded credit card and our recommitment to growing third party revenue. On the management front, the addition of our new president, John Redmond, and the three new Executive Vice President positions will greatly enhance your management team.

We do not pretend to be what we are not. Our customers have shown time and again they value the basic service of air travel - to fly from their hometown to their destinations for the lowest fare. Critical to these low fares is a cost structure that allows us to maintain our margins. The next few years will see an increase in our costs and a slowing of our annual growth rate while we transition to an all Airbus fleet. However, once the transition is completed, we will return to our ultra-low cost structure critical to our success.

Fleet Transition
The MD80 fleet has been the backbone of your company since 2002. Unfortunately, all good things must come to an end. We are in the process of retiring our remaining 45 MD80s during the next 30 months. In anticipation of this day, we introduced our first Airbus aircraft in 2013. Since then, as we did with the MD80s, we have been sourcing high quality, used Airbus A319 and A320 aircraft at appropriate prices to allow us to maintain the flexibility of our successful business model. As of the end of May 2017, we expect to have 38 Airbus aircraft in service including our first new 186 seat Airbus A320 aircraft to be delivered during May.

Replacing 45 MD80s via used aircraft takes time. Our interest in accelerating the MD80 retirement by at least a year plus an attractive offer from Airbus convinced us to enter into a one-time purchase agreement for 12 end-of-line, new A320ceos this past July (the predecessor to the A320neo which is their new engine model currently in production). Our first delivery is scheduled for mid-May and all 12 deliveries should be complete by mid-2018. Our model, long-term, would not have done nearly as well as it has if we had purchased new aircraft all along. But, we are comfortable there is sufficient daily utilization to justify a small number of more expensive aircraft (approximately 13% of our fleet when we are finished with the MD80 retirements).

The combination of being able to accept deliveries of these 12 new aircraft from mid-May through mid-2018 and our plan to add just over one used Airbus aircraft per month through the end of 2019 will allow us to complete the MD80 retirement by mid to late 2019.

Management Enhancements - Changes
There have been a number of positive management enhancements this past year. In particular, this past September, John Redmond joined as our President. John has been a member of our board since 2007 and therefore had a solid working knowledge of the company. John’s background is also a great benefit to us. As the CEO of MGM Grand Resorts, John ran one of the largest hospitality companies in the world. He also has an intimate knowledge of the underlying real estate supporting these resorts. John’s managerial skills were honed while heading this 70,000 employee company. We are fortunate to have John with us full-time.

In addition to John joining the company, we also wanted to increase the bandwidth at the top of the company. Your Board authorized the creation of an Executive Vice President position. We promoted our three senior executives into these positions- Jude Bricker EVP and COO, Scott Sheldon EVP and CFO, and Scott Allard, EVP and CIO. This additional managerial level has allowed us to promote a number of our key performers to Senior Vice President, including Lukas Johnson - SVP Commercial (Revenue Management), Greg Anderson, SVP Treasury and Principal Accounting Officer, Trent Porter, SVP Finance (Financial Planning and Analysis) and Rob Wilson, SVP Systems. These promotions reflect the maturity of our senior management team and allow for additional movement for other up and coming managers. Promotions such as this, with the added responsibility of a more senior position are important for the career development of our future leaders. Clearly the success of your company is dependent on good leadership. We think we have some of the best leaders in the business.

Lastly, our success in the industry has highlighted the quality of our key personnel and they have been recognized for what they are - terrific managers and leaders. To that end, the Board authorized a one-time retention stock grant for a number of these key executives. In our opinion, management talent developed and matured inside a company’s four walls is a critical component of a company’s success. This has been one of our great achievements through the years - we have grown our own talent. As a result, we have one of the industry’s best management teams.

Company Transition
This past November, we talked about the transition to an all Airbus fleet and the time and effort it would take, particularly the time - 36 months (at that time) through mid to late 2019. During this timeframe we stated we will have a number of one-time transition costs and as a result our unit cost and financial performance would suffer, particularly during the next 12 to 18 months. We disclosed we thought we could grow modestly during this time and would emerge at the end of the transition with 90 to 92 Airbus aircraft - 5 to 7 more than when we started the transition late last year.

This transition is an aggressive program, but one we believe we can manage. In addition to this transition, we also disclosed we felt we would be able to add an additional $300 + million of benefit to the bottom line from November last year through 2020. At the time, we debated whether to project results so many years out. We decided to share this information because we believe strongly these goals are achievable and we should challenge ourselves. The components of these incremental improvements include:

1)
Single fleet type. This will allow us to bring back operational cost efficiencies to our expense structure, particularly from an overhead perspective; multiple aircraft types require incremental overhead which we will shed by the end of the transition.

2)
Reduction of our transition carrying costs. By 2020 we will have much improved productivity in labor, particularly our pilot and mechanic groups. We have to train over 400 MD80 pilots as Airbus pilots, as well as the mechanics to maintain the Airbus fleet.

3)
Fuel Cost Benefits. We will see the benefits from the conversion in our fuel cost line item. With an all Airbus fleet we expect to generate as many as 85 ASMs per gallon versus the high 50’s with our MD80s.

4)	More Seats per Departure. We will have the benefit of more seats per departure thereby providing more revenue opportunities and lower unit costs.

5)	Incremental Revenues. Perhaps the biggest benefit to our profitability will be incremental revenues including:

a.
The maturing of our credit card program. This past September we introduced our co-branded credit card. Initial results have been promising. This card will allow us to incentivize our customers with additional rewards when they purchase Allegiant travel and leisure products

b.	Enhanced e-commerce initiatives

c.	Improvements to our pricing algorithms

d.	Anticipated increases in our Fixed Fee revenues as we focus on more utilization of our fleet for charter work.

We will definitely see benefits to our cost structure by the end of the transition to a single fleet type. But we will also benefit from investments in our Information Technology systems during the past few years. We are beginning to generate additional revenues from better pricing algorithms, from enhanced tools available to market and sell to our customers through our website. With 94 percent of our revenues coming via our website, small improvements in how we present our products to our customers can generate meaningful incremental revenues.

One of our goals in the coming years is to add to our revenues from our existing customer base. These marginal dollars are extremely accretive. As we have said in previous letters, we want to continue to enhance our position with our customers as their leisure alternative. Automation is critical in this effort. By controlling our automation and having a large, sophisticated IT group, we can begin to mine these additional nuggets of gold.

We expect third party products will drive most of these additional revenues. Historically, these sales have been derived primarily through our hotel and rental car offerings, bundled with our air travel. Over the past couple of years, we have seen a steady annual revenue of approximately $40 - $45 million from third party sales. These sales have been critical to our industry leading margins over the years. Since 2005, we have generated over $350 million of additional profitability from these third party efforts. While this has been a solid and a key differentiator for us, we think we can grow it significantly.

We are in the business of taking people on vacation and we feel we can become a bigger participant in that endeavor. How these increases will materialize is yet to be determined, but we are focused on enhancing this component of our business.

Labor
This past July we reached our first collective bargaining agreement with our pilots. The initial contract was an important step in maintaining the flexibility of our business model as well as solidifying Allegiant as an attractive place for our pilots to develop a career. We provide competitive pay rates and the ability to be promoted to captain within three years. But perhaps the best component of your company from a crew perspective - both pilots and flight attendants, is the opportunity to sleep at home every night. Our unique scheduling approach allows for this important life style benefit for our flight crews.

We are focused on providing all of our labor groups with competitive compensation, best-in-the-industry training and a safe and friendly work environment.

As we mentioned in our letter last year, the industry is facing a strong demand for pilots. If anything, this shortage is coming more and more into focus. Recently, the U.S military, particularly the Air Force, publicly stated they are as many as 1,500 pilots short for their coming needs.

As we commented last year, the upcoming retirements of as many as 50 percent of the crew members from the big 3 - Delta, American, and United - in the next ten years has created this demand. The source of pilots for the majors has been (and will continue to be) from smaller carriers, including carriers such as ourselves and regional carriers. Regional carriers have historically hired younger, first-time commercial pilots and introduced them to the U.S air traffic system. As these crews gain experience, including pilot-in-command time, they become candidates for larger carriers, including Allegiant.

We sit in the middle of the pilot flow and, while we hire our needed crews from regionals as well, we have lost crew members to larger carriers. Last year we commented on the concerns our pilots and possible new hires had around the then ongoing contract negotiations. We stated we believed these concerns would end when we completed our new agreement. I am happy to report this has indeed been the case. Our applications have increased and turnover has decreased. At present we do not have issues retaining current pilots and finding new pilots who meet our standards.

Capital Management
As a result of our strong financial results and positive outlook, we returned approximately $104 million to shareholders during 2016 - $40 million in the form of our quarterly dividend payments and $64 million in the form of open market share repurchases. Our fully diluted average share count for 2016 declined approximately 475,000 shares during the year to 16.5 million shares. Since going public in 2006, we have repurchased more than 5.7 million of our outstanding shares of common stock. As of April 1, 2017 we have remaining Board authority to purchase up to $86.8 million of our stock. We expect to be active throughout this coming year in open market share repurchases.

During 2016 we invested over $325 million in CAPEX, including pre-delivery deposits required for the purchase of our 12 new Airbus aircraft. Today we have 84 aircraft in the system - 18 A320s, 19 A319s, two 757s and 45 MD80s. As of May 1, 2017, we have purchased 50 A319 and A320 aircraft. As of May 1, 2017, we have commitments to purchase 29 additional Airbus A320 series aircraft or a total of 79 aircraft through mid-2020. Our goal is to reach at least 90 aircraft by the time we retire our last MD80 in mid-to-late 2019. We will continue to acquire additional used Airbus aircraft opportunistically. We are confident we will be able to complete the fleet transition on schedule.

Also during the year, we were able to upsize our current unsecured high yield bond to $450 million (increased by $150 million) at attractive rates. These funds provided additional financial flexibility in this period of increased capital expenditures and the wherewithal to acquire more aircraft as the opportunities present themselves. In addition to our high yield bond, we had $350 million of senior secured aircraft debt outstanding as of the end of the first quarter 2017. The repayment terms on this aircraft debt are conservative - less than 40 percent of today’s outstanding balances will be remaining by the end of 2018. We continue to receive attractive financing terms from many sources in the debt markets. We will continue to finance our aircraft as the need arises.

We are proud of our capital performance, not only last year, but in years past. We continue to maintain one of the best balance sheets in the industry while returning capital to you, our shareholders, as well as investing in our Company’s growth and our team members.

Allegiant Flexibility
Each of the items discussed above is done with the intention of maintaining flexibility in the business model. Flexibility has been key to our success in environments of high oil prices, low oil prices, recessions and constant change in the competitive landscape. Through the years one of the hallmarks of your management team has been its ability and focus on reacting to market data. We try to be objective in our decision making. We continuously measure our performance market by market and react to both market forces as well as macroeconomic changes. This flexibility has been and will continue to be one of our strengths in producing industry leading results.

Our Culture, Our Principles
Our team members have been and will continue to be key to our success. Year after year they have made the efforts and investment to grow the Company to our current national footprint. Their focus on safety and reliability as well as providing a fun travel experience to our leisure customers continues to be one of the keys to our success.

We have a proven, seasoned model. Our culture has been honed on the principles summarized earlier and we are focused on offering our customers a value proposition exceeding their expectations. We are also focused on creating a positive, challenging and empowering environment for our team members - one that is stimulating, where they can grow and prosper in such a way that they naturally thrive and advance the good of the organization. Financially, we are focused on profits, growth, and the best financial returns for our shareholders.

These principles continue to serve us well.

Maurice J. Gallagher, Jr.
Chairman of the Board and Chief Executive Officer